EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.2 to the Registration Statement on Form S-8 (Registration No. 333-69806) filed with respect to the Catellus Development Corporation 2000 Performance Award Plan, as amended and restated, of our report dated February 27, 2004 appearing on Page F-2 of the Annual Report on Form 10-K filed by Catellus Development Corporation for its fiscal year ended December 31, 2003 (the “Form 10-K”). We also consent to the incorporation by reference in such Post-Effective Amendment of our report dated February 27, 2004, relating to the financial statement schedules, which appears on page S-1 of the Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California

June 14, 2004